Exhibit 10.4
FUND.COM INC.
14 Wall Street
New York, NY 10022

August 28, 2009

IP GLOBAL INVESTORS LTD.
499 N. Canon,
Beverly Hills, CA 90210
Attn:  Meghann McEnroe, President

and

EQUITIES MEDIA ACQUISITION CORP. INC.
Via Lugano 11,
6982 Agno-Lugano, Switzerland
Attn;  Arie Jan van Roon, President

Re:           Option to Purchase Shares of Fund.com Inc.

Ladies and Gentlemen:

Reference is made to the revolving credit loan agreement, dated as of  July 27, 2009 (the “Loan Agreement”), among Fund.com Inc. (“Borrower”) and IP Global Investors Ltd (“IPG”) and Equities Media Acquisition Corp. Inc. (“EMAC” and with IPG, collectively, the “Lenders”).  Daniel Klaus and Lucas Mann (collectively, the “Founders”) have consent to certain provisions of the Loan Agreement.  This letter agreement constitutes the Purchase Option described in the Loan Agreement.  Unless otherwise defined herein, all capitalized terms, when used in this Purchase Option shall have the same meaning as is defined in the Loan Agreement.

In order to induce the Lenders to enter into the Loan Agreement and make the Additional Advances thereunder, the undersigned Borrower hereby agrees as follows:

1.           Grant of the Purchase Option.

(a)           The Borrower does hereby grant to the Lenders or any of their individual or collective designees (the “Optionholder”), an irrevocable right and option (the “Purchase Option”) entitling such Optionholder(s) to purchase, at any time or from time to time, commencing on the Closing Date and ending on or before December 31, 2009 (the “Option Period”) for one or more cash payment(s) aggregating up to $5,000,000, that number of shares of Class A Common Stock of the Borrower (the “Option Shares”) as shall be determined by dividing:

(i)           the aggregate amount paid in cash by any one or more Optionholder to the Borrower on each occasion during the Option Period that the Purchase Option is exercised by such Optionholder, by (b) twenty-one cents ($0.21) per share (the “Option Price”).  The Option Price and the number of Option Shares that may be purchased upon each exercise of the Purchase Option shall be subject to adjustment as provided in this agreement.

(ii)           The Purchase Option may be exercised, at any time or from time to time in whole or in part, by any one or more Optionholders upon three (3) days prior written notice to the Borrower (the “Exercise Notice”) given at any time or from time to time from and after the date of this agreement and through and including 5:00 P.M. (EST on December 31, 2009 (the “Expiration Date”).  Each Exercise Notice shall specify (A) the aggregate amount to be paid upon each exercise of the Purchase Option, and (B) the number of Option Shares to be purchased upon such Purchase Option exercise, based on the Option Price then in effect.

(iii)           The Purchase Option shall expire on the Expiration Date to the extent not exercised in accordance with this agreement.

(b)           The Optionholder(s) exercising the Purchase Option, whether in whole or in part, shall pay to the Borrower in cash or by wire transfer of immediately available funds the aggregate Option Price for all Option Shares purchased upon exercise of the Purchase Option not later than ten (10) Business Days after giving the Exercise Notice; provided, that the Borrower shall deliver to such Optionholder(s) stock certificates evidencing all, and not less than all, of the Option Shares being purchased upon exercise of such Purchase Option.

2.           Adjustments.                      The Option Price and the number of Option Shares issuable upon exercise of the Purchase Option shall be subject to adjustment upon occurrence of any of the following events:

                      (i)           Adjustment Due to Merger, Consolidation, Etc.  If, at any time when this Purchase Option is issued and outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Class A Common Stock  of the Borrower shall be changed into the same or a different number of shares of another class or classes of Stock  or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Optionholders of this Purchase Option shall thereafter have the right to receive upon exercise of the Optionholders’ Purchase Option, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Class A Common Stock  immediately theretofore issuable upon exercise, such Stock , securities or assets which the holder would have been entitled to receive in such transaction had the Optionholders’ Purchase Option been exercised in full immediately prior to such transaction (without regard to any limitations on exercise set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the holder of the Optionholders’ Purchase Option to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Option Price and of the number of shares issuable upon exercise of the Purchase Option) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the exercise hereof.  The Borrower shall not effect any transaction described in this Section 2(d)(i) unless (a) it first gives, to the extent practicable, thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holder shall be entitled to convert the Optionholders’ Purchase Option notwithstanding Section 2(d)(iii)), and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 2(d)(i).  The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                      (ii)           Adjustment Due to Distribution.  If, at any time when this Purchase Option is issued and outstanding, the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Class A Common Stock  as a dividend, stock  repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital Stock  of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Optionholders of this Purchase Option shall be entitled, upon any exercise of the Optionholders’ Purchase Option after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Class A Common Stock issuable upon such exercise had such Optionholders been the holder of such shares of Class A Common Stock on the record date for the determination of shareholders entitled to such Distribution and the Purchase Option shall be deemed repaid by the amount of the fair value of the Distribution.

           (iii)           Adjustment Due to Dilutive Issuance.  If, at any time when this Purchase Option is issued and outstanding, the Borrower issues or sells, or in accordance with this Section 2(d) is deemed to have issued or sold, any shares of Class A Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Option Price in effect on the date of such issuance (or deemed issuance) of such shares of Class A Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Option Price will be reduced to the lower of (i) the amount of the consideration per share received by the Borrower in such Dilutive Issuance and (ii) the price determined by multiplying the Option Price in effect immediately prior to the Dilutive Issuance by a fraction, (A) the numerator of which is an amount equal to the sum of (x) the number of shares of Class A Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in Section 2(e)(vi) hereof, received by the Borrower upon such Dilutive Issuance divided by the Option Price in effect immediately prior to the Dilutive Issuance, and (B) the denominator of which is the Class A Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance; provided that only one adjustment will be made for each Dilutive Issuance.  The term “Class A Common Stock Deemed Outstanding” shall mean the number of shares of Class A Common Stock actually outstanding (not including shares of Class A Common Stock held in the treasury of the Borrower), plus (i) pursuant to Section 2(e)(i) hereof, the maximum total number of shares of Class A Common Stock issuable upon the exercise of Options, as of the date of such issuance or grant of such Options, if any, and (ii) pursuant to Section 2(e)(ii) hereof, the maximum total number of shares of Class A Common Stock issuable upon exercise or exchange of Convertible Securities, as of the date of issuance of such Convertible Securities, if any.  No adjustment to the Option Price shall have the effect of increasing the Option Price above the Option Price in effect immediately prior to such adjustment.

           (e)           Effect on Option Price of Certain Events.  For purposes of determining the adjusted Option Price, the following will be applicable:

           (i)           Issuance of Rights or Options.  If the Borrower in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Class A Common Stock or other securities convertible into or exchangeable for Class A Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Class A Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Class A Common Stock is issuable upon the exercise of such Options is less than the Option Price on the date of issuance or grant of such Options, then the maximum total number of shares of Class A Common Stock issuable upon the exercise of all such Options will, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Borrower for such price per share.

For purposes of the preceding sentence, the “price per share for which Class A Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the exercise or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Class A Common Stock issuable upon the exercise of all such Options (assuming full exercise of Convertible Securities, if applicable).  No further adjustment to the Option Price will be made upon the actual issuance of such Class A Common Stock upon the exercise of such Options or upon the exercise or exchange of Convertible Securities issuable upon exercise of such Options.

           (ii)           Issuance of Convertible Securities.  If the Borrower in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Class A Common Stock is issuable upon such exercise or exchange is less than the Option Price on the date of issuance, then the maximum total number of shares of Class A Common Stock issuable upon the exercise or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Borrower for such price per share.  For the purposes of the preceding sentence, the “price per share for which Class A Common Stock is issuable upon such exercise or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Class A Common Stock issuable upon the exercise or exchange of all such Convertible Securities.  No further adjustment to the Option Price will be made upon the actual issuance of such Class A Common Stock upon exercise or exchange of such Convertible Securities.

                      (iii)           Change in Option Price or Option Price.  If there is a change at any time in (i) the amount of additional consideration payable to the Borrower upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Borrower upon the exercise or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Class A Common Stock (other than under or by reason of provisions designed to protect against dilution), the Option Price in effect at the time of such change will be readjusted to the Option Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed exercise rate, as the case may be, at the time initially granted, issued or sold.

           (iv)           Subdivision or Combination of Common Stock .  If the Borrower at any time subdivides (by any Stock  split, Stock  dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Class A Common Stock acquirable hereunder into a greater number of shares, then, after such date of record for effecting such subdivision, the Option Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Borrower at any time combines (by reverse Stock  split, recapitalization, reorganization, reclassification or otherwise) the shares of Class A Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Option Price in effect immediately prior to such combination shall be proportionately increased.

                           (v)           Treatment of Expired Options and Unexercised Convertible Securities.  If, in any case, the total number of shares of Class A Common Stock issuable upon exercise of any Option or upon exercise or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Option Price then in effect will be readjusted to the Option Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Class A Common Stock issued upon exercise or exercise thereof), never been issued.

           (vi)           Calculation of Consideration Received.  If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of the Optionholders’ Purchase Option will be the amount received by the Borrower therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Borrower in connection with such issuance, grant or sale.  In case any Common Stock , Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Borrower will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Borrower will be the market price thereof as of the date of receipt.  In case any Common Stock , Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Borrower is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock , Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Borrower.

                      (vii)           Exceptions to Adjustments.  No adjustment to the Option Price or the Option Shares under this Section 2 will be made (A) upon the issuance of shares of Class A Common Stock or options or warrants to purchase Class A Common Stock to employees of the Borrower pursuant to any stock option plan duly adopted by the Board of Directors of the Borrower on or before the date hereof, (B) solely as a result of the issuance of shares of Class A Common Stock upon the conversion of shares of Class B Common Stock, (C) solely as a result of the issuance of shares of Class A Common Stock upon the conversion of the Notes, or the exercise of either the Kerr Option and/or any of the Warrants or (D) solely as a result of the issuance of securities pursuant to any agreements hereafter entered into by the Borrower with any of (w) Whyte Lyon Socratic Inc. (d/b/a The Money School), (x) Credit.com Inc., (y) CK Cooper & Company LLC, or (z) Vensure Employer Services, Inc.

3.           Additional agreement of the Parties.   The Borrower and each of the Optionholders do hereby agree, as follows:

3.1           Allocation of the Option.   The Option may be exercised by and among the Optionholders in such amounts or proportions as the Optionholders shall advise the Borrower in writing.

3.2           Waivers.  The waiver of a breach of this agreement or the failure of any party hereto to exercise any right under this agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this agreement.

3.3           Amendment.  This agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

3.4           Assignment.  This agreement is not assignable except by operation of law; provided that each of the Lenders may assign any portion of their Purchase Option or Option Shares to any entity or other person; each of whom shall be deemed an Optionholder hereunder.

3.5           Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this agreement shall be made to the addresses set forth in the Loan Agreement.  Any notice or statement given under this agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

3.6           Governing Law.  This agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

3.7           Publicity.  No publicity release or announcement concerning this agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

3.8           Entire agreement.  This agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

3.9           Headings.  The headings in this agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this agreement.

3.10           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

3.11           Counterparts.  This agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

3.12           Binding Effect.  This agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

3.13           Press Releases.  The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

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If the foregoing accurately represents the substance of our mutual agreement and understanding, please so indicate by executing and returning a copy of this agreement in the space provided below.

Very truly yours,

FUND.COM INC.

By: /s/ Gregory Webster____________
Gregory Webster
President and CEO

ACCEPTED AND AGREED TO:

IP GLOBAL INVESTORS LTD.

By: /s/ Meghann McEnroe
Meghann McEnroe, President

EQUITIES MEDIA ACQUISITION CORP. INC.

By: /s/ Arie Jan van Roon
Arie Jan van Roon, President